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EXHIBIT 99.1




              JEFFERSON BANCSHARES ANNOUNCES THIRD QUARTER RESULTS

Morristown, Tennessee -- (April 23, 2004) - Jefferson Bancshares, Inc. (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank, today reported a 2.2% increase in net income for the three months ended March 31, 2004 compared to the same period in 2003. Net income was $1.0 million, or $0.13 per diluted share, for both the quarter ended March 31, 2004 and the quarter ended March 31, 2003.
The increase in earnings was primarily the result of an increase in net interest income combined with reduced provision for loan losses, which more than offset an increase in noninterest expense. For the nine month period ended March 31, 2004, the Company recorded net income of $408,000 compared to net income of $2.8 million for the comparable period in 2003. The decrease in net income for the nine month period ended March 31, 2004 was primarily due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal
Charitable Foundation. On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure. As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. This stock and cash contribution was recorded as an expense of $4.0 million, or approximately $2.5 million after income taxes.

Net interest income increased $139,000, or 5.1%, to $2.9 million for the quarter ended March 31, 2004. The increase in net interest income was the result of decreased interest income due to lower yields on interest earning assets combined with decreased interest expense on deposits due to lower average balances and rates. The net interest margin decreased 44 basis points to 3.87% for the quarter ended March 31, 2004. The decline in net interest margin reflects growth in earning assets with lower yields due to current low market interest rates. The average balance of interest earning assets increased $43.3 million to $296.6 million due to the investment of conversion proceeds, while the average yield on interest earning assets declined 128 basis points to 5.39%.
The average balance of interest-bearing deposits decreased $13.7 million to $203.8 million, and the average rate paid declined 53 basis points to 2.17%. The interest rate spread was 3.20% and 3.94% for the quarters ended March 31, 2004 and 2003, respectively. For the nine month period ended March 31, 2004, net interest income increased $383,000, or 4.7% to $8.5 million compared to $8.1 million for the comparable period in 2003. For the nine months ended March 31, 2004, the interest rate spread declined to 3.02% from 3.84% for the same period in 2003 while the net interest margin declined to 3.73% compared to 4.23% for the same period in 2003. The provision for loan losses decreased $787,000 for the current nine month period as there were no additions to the allowance for loan losses due to continued improvement in asset quality.


Noninterest expense increased $329,000, or 24.5%, to $1.7 million for the three month period ended March 31, 2004, primarily due to expenses associated with the Employee Stock Ownership Plan and Stock Based Incentive Plan. For the nine month period ended March 31, 2004, noninterest expense totaled $8.7 million compared to $3.9 million for the same period in 2003. The $4.6 million increase was primarily attributable to

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the nonrecurring expense associated with the $4.0 million contribution to the
Jefferson Federal Charitable Foundation and to expenses associated with the Employee Stock Ownership Plan and the Stock Based Incentive Plan.

Nonperforming assets totaled $2.0 million, or 0.63% of total assets at March 31, 2004, compared to $3.0 million, or 0.82% of total assets at June 30, 2003 and $3.6 million, or 1.37% of total assets at March 31, 2003. The allowance for loan losses was $2.5 million, or 1.34% of gross loans at March 31, 2004 compared to $2.8 million, or 1.54% of gross loans at June 30, 2003. Net charge-offs amounted to $317,000 for the nine month period ended March 31, 2004 compared to $604,000 for the comparable period in 2003.

Total assets at March 31, 2004 were $308.2 million compared to $363.6 million at June 30, 2003. At June 30, 2003, orders received in the subscription and community offering totaled in excess of $105.0 million. Approximately $39.1 million of unfilled orders were returned to subscribers in the following quarter. Net loans increased $6.0 million, or 3.3%, to $186.0 million at March
31, 2004, compared to $180.0 million at June 30, 2003. Investment securities increased $22.2 million, or 29.0%, to $98.6 million at March 31 2004, compared to $76.4 million at June 30, 2003. The increase in investment securities is due primarily to the investment of conversion proceeds and the reinvestment of proceeds from called securities.

Total equity increased by $57.8 million to $94.5 million at March 31, 2004 due primarily to $64.5 million in net proceeds from the conversion. Retained earnings decreased $559,000 to $32.1 million at March 31, 2004 due to the expense recognition of our contribution to the Jefferson Federal Charitable
Foundation and the payment of dividends to shareholders.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
           -----------

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, 423-586-8421
or
Jane P. Hutton, 423-586-8421


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                           JEFFERSON BANCSHARES, INC.


                                               AT                   AT
                                          MARCH 31, 2004       JUNE 30, 2003
                                         ----------------     ------------------

FINANCIAL CONDITION DATA:
Total assets                                 $ 308,234          $ 363,602
Loans receivable, net                          185,997            180,010
Cash and cash equivalents, and
    interest-bearing deposits                    7,234             96,543
Investment securities                           98,586             76,400
Deposits                                       209,131            324,247
Borrowings                                       4,000              2,000
Stockholders' equity                         $  94,455          $  36,625

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



                                      THREE MONTHS ENDED MARCH 31,            NINE MONTHS ENDED MARCH 31,
                                        2004               2003                2004                2003
                                    ----------         ------------        -----------          ---------
OPERATING DATA:
Interest income                       $ 3,996            $ 4,222             $ 12,201            $ 13,166
Interest expense                        1,130              1,495                3,723               5,071
Net interest income                     2,866              2,727                8,478               8,095
Provision for loan losses                   -                240                    -                 787
Net interest income after
   provision for loan losses            2,866              2,487                8,478               7,308
Noninterest income                        265                242                  751                 761
Noninterest expense                     1,670              1,341                8,732               3,875
Earnings before income taxes            1,461              1,388                  497               4,194
Total income taxes                        428                377                   89               1,431
Net earnings                          $ 1,033            $ 1,011             $    408            $  2,763


PER SHARE DATA:
Earnings per share, basic             $  0.13            $  0.13 *           $   0.05            $   0.34 *
Earnings per share, diluted           $  0.13            $  0.13 *           $   0.05            $   0.34 *
Dividends per share                   $  0.04            $  0.03 *           $   0.12            $   0.09 *

*   Per share amounts have been adjusted to reflect the exchange of shares in the conversion

                                               NINE MONTHS ENDED MARCH 31,
                                                2004                2003
                                             ----------           ---------
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period               $ 2,841            $ 2,696
Provision for loan losses                            -                787
Recoveries                                         219                354
Charge-offs                                       (536)              (958)
                                             ----------           --------
Net charge-offs                                   (317)              (604)
                                             ----------           --------

Allowance at end of period                     $ 2,524            $ 2,879
                                             ==========           ========

Net charge-offs to average outstanding
    loans during the period                       0.23%              0.42%


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

                                                            AT                  AT                  AT
                                                      MARCH 31, 2004       JUNE 30, 2003      MARCH 31, 2003
                                                    -----------------     ---------------    ----------------
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real Estate                                            $ 1,225            $ 1,739              $ 2,005
    Commercial business                                         20                  -                   30
    Consumer                                                    32                 17                   26
                                                        ----------         ----------           ----------
       Total                                                 1,277              1,756                2,061
                                                        ----------         ----------           ----------
Real estate owned                                              670              1,227                1,543
Other nonperforming assets                                       3                 16                   39
                                                        ----------         ----------           ----------

Total nonperforming assets                                 $ 1,950            $ 2,999              $ 3,643
                                                        ==========         ==========           ==========





                                                            NINE                                     NINE
                                                        MONTHS ENDED          YEAR ENDED         MONTHS ENDED
                                                       MARCH 31, 2004       JUNE 30, 2003       MARCH 31, 2003
                                                     -----------------     ---------------     ----------------
PERFORMANCE RATIOS:
Return on average assets                                      0.13%              1.32%                1.40%
Return on average equity                                      0.43%             10.25%               10.64%
Interest rate spread                                          3.02%              3.66%                3.84%
Net interest margin                                           3.73%              4.10%                4.23%
Efficiency ratio                                             94.84%             45.30%               44.16%
Efficiency ratio (excludes $4.0 million
     contribution to the Charitable Foundation)              51.39%             45.30%               44.16%
Average interest-earning assets to
    average interest-bearing liabilities                    143.20%            117.67%              114.78%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                              1.34%              1.54%                1.50%
Allowance for loan losses as a
    percent of nonperforming loans                          197.65%            161.79%              139.70%
Nonperforming loans as a percent
    of total loans                                            0.69%              0.95%                1.10%
Nonperforming assets as as percent
    of total assets                                           0.63%              0.82%                1.37%

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